Exhibit 99.1

Exicure, Inc. Reports Second Quarter 2021 Financial Results and Corporate Progress

Entered Exclusive Collaboration with Ipsen Targeting Two Rare Neurodegenerative Disorders
Presented Progress in Three Promising Neuroscience Programs including Friedreich’s Ataxia, Neuropathic Pain and Batten Disease at R&D Day
Announced Interim Results for Phase 1b/2 trial of Cavrotolimod (AST-008) and advancement of enrollment in MCC cohort

Chicago, IL. and Cambridge, MA. — August 12, 2021 — Exicure, Inc.® (NASDAQ: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the quarter ended June 30, 2021 and provided an update on corporate progress.
“We continue to drive towards a number of key value inflection points across our platforms and programs,” commented Dr. David Giljohann, Exicure’s Chief Executive Officer. “Notably, we believe our momentum in neurology is particularly strong on the heels of our recently announced collaboration with Ipsen for Huntington’s disease and Angelman syndrome. Our team has also made impressive progress in our preclinical neurology pipeline, with a planned IND filing in Friedreich’s ataxia and work in pain and Batten disease using our SNA technology.”

Pipeline Highlights & Updates
Neurology
Ipsen Collaboration
•On August 2, 2021, IPSEN BIOPHARM LIMITED (Ipsen) and Exicure announced an exclusive collaboration agreement to research, develop, and commercialize novel SNAs™ as potential investigational treatments for Huntington’s disease (HD) and Angelman syndrome (AS). Under the terms of the collaboration:
◦Ipsen obtains two exclusive options to SNAs™ currently under discovery evaluation for HD and AS;
◦Exicure will be responsible for discovery and certain preclinical development activities. In the event Ipsen exercises an option with respect to the two collaboration programs, Ipsen will be responsible for further development and worldwide commercialization for the corresponding licensed product;
◦Exicure received a $20 million upfront payment and is eligible to receive up to $1 billion in option exercise fees and milestone payments should Ipsen opt into both programs, as well as tiered royalties.
XCUR-FXN – Friedreich’s Ataxia
•The Company hosted a virtual R&D Day on July 15, 2021 to present new and previously unreleased preclinical data and discuss progress with XCUR-FXN:
◦Observed 2-3x fold change in measurable Frataxin protein in the cerebellum and dorsal root ganglia (amongst other important brain and spinal regions) in Pook800J mouse model indicating potential for disease resolution;
◦Showed no adverse, test-related histopathological findings in repeat dose range finding rat study.

•The Company continues to expect to file for an IND for XCUR-FXN in FA by the end of 2021 and to dose the first human patient in the first half of 2022.
SCN9A – Neuropathic Pain
•Presented supporting data for targeting the SCN9A gene which encodes for the NaV1.7 sodium channel, a sought after, but difficult to drug target with highly selective SNA approach.
CLN3 – Batten Disease
•Generated in vivo Proof of Concept data of an SNA splice switching mechanisms to correct mutations in the CLN3 gene and upregulate CLN3 mRNA in the retinae of Batten disease mice.

Immuno-Oncology
Cavrotolimod (AST-008)
•The Phase 1b/2 clinical trial of intra-tumoral cavrotolimod in combination with approved checkpoint inhibitors pembrolizumab or cemiplimab, for the treatment of patients with advanced or metastatic Merkel cell carcinoma (MCC) or cutaneous squamous cell carcinoma (CSCC), is open and actively enrolling patients:
◦As of August 4, 2021, total trial enrollment for the Phase 1b/2 trial including primary and exploratory cohorts was 51 patients.
◦Interim results from the Phase 2 portion of the clinical trial were reported on August 5, 2021 on 26 patients, 17 of whom were evaluable.
▪A complete response (CR) in one MCC patient met the pre-specified Phase 2 stage threshold to continue advancing patient enrollment in the MCC cohort;
▪Injected and non-injected tumor lesions completely resolved in the MCC patient with a CR, supporting systemic (abscopal) effects;
▪Eight evaluable patients were enrolled across either the CSCC dose-expansion cohort, in which enrollment and data accrual is continuing, or exploratory cohort;
▪The confirmed overall response rate (ORR) in all evaluable MCC patients enrolled in total in the Phase 1b/2 study was 21% (3 of 14) as of the July 1, 2021 data cutoff date, comprised of two CRs and one partial response (PR);
▪The Company expects to provide ORR results from the Phase 2 portion of the trial in the first half of 2022.
Corporate Updates
•Expanded the executive management team with the appointments of Brian C. Bock as Chief Financial Officer and Elias D. Papadimas as Chief Accounting Officer.

First Quarter Financial Results and Financial Guidance
Cash Position: Cash, cash equivalents, short-term investments, and restricted cash were $57.3 million as of June 30, 2021 compared to $68.6 million as of March 31, 2021.

Research and Development (R&D) Expenses: R&D expenses were $10.8 million for the quarter ended June 30, 2021, compared to $7.0 million for the quarter ended June 30, 2020. The Company has increased full-time headcount in R&D from 41 at June 30, 2020 to 66 at June 30, 2021. The increase in R&D expense reflects this increased headcount and the related increase in R&D activities, in addition to increased clinical trial activities.

General and Administrative Expenses: General and administrative expenses were $3.1 million for the quarter ended June 30, 2021, compared to $2.2 million for the quarter ended June 30, 2020. This increase is primarily due to costs related to new hires needed to grow the Company as it evolves.

Net Loss: Exicure had a net loss of $14.3 million for the quarter ended June 30, 2021 compared to net loss of $4.3 million for the quarter ended June 30, 2020. The increase in net loss was primarily driven by lower revenue associated with Exicure’s collaboration with AbbVie as well as higher R&D costs to advance our pipeline and higher G&A costs associated with an increase in headcount.

Cash Runway Guidance: The Company believes that, based on its current operating plans and estimates of future expenses, as of the date of this press release, its existing cash, cash equivalents and short-term investments, including the $20 million upfront payment received relating to the Company’s announced partnership with Ipsen subsequent to June 30, 2021, will be sufficient to fund its operations for at least the next 12 months.

About Exicure, Inc.
Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases, and other genetic disorders based on its proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN, a SNA–based therapeutic candidate, for the intrathecal treatment of Friedreich’s ataxia (FA). Exicure’s therapeutic candidate cavrotolimod (AST-008) is in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA. For more information, visit Exicure’s website at www.exicuretx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the Company’s exclusive collaboration with Ipsen, including the ability of the Company to realize contingent milestone payments and royalties under the collaboration agreement with Ipsen; statements regarding the design, timing and results of the Company’s Phase 1b/2 clinical trial of cavrotolimod, including patient enrollment expectations and opening of additional clinical trial sites; the potential of cavrotolimod to provide therapeutic benefit to patients with MCC and CSCC; the initiation, timing and results of the Company’s other preclinical studies and clinical trials, including XCUR-FXN; the ability of SNAs to potentially enhance drug delivery to previously inaccessible target tissues and other benefits of SNAs, including their ability to address the genetic challenges posed by Friedreich’s ataxia and the potential to provide therapeutic benefit to patients with Huntington’s disease and Angelman syndrome; the advancement, timing and success of the Company’s preclinical and clinical programs; the Company’s ability to advance its clinical and preclinical pipeline to benefit patients with unmet medical need; the Company’s expectations with respect to its continued growth; and the Company’s anticipated cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic may disrupt the Company’s business and/or the global healthcare system (including its supply chain) more severely than it has to date or more severely than anticipated; unexpected costs, charges or expenses that reduce the Company’s capital resources; the Company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; risks that preliminary results from preclinical studies and clinical trials are not necessarily predictive of future results; the ability of the Company to collaborate successfully with strategic partners; regulatory developments; exposure to litigation, including patent litigation, and/or regulatory actions; and the ability of the Company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macbiocom.com

###

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$42,587	$33,262
Short-term investments	13,472	48,818
Accounts receivable	—	11
Prepaid expenses and other assets	4,588	4,231
Total current assets	60,647	86,322
Property and equipment, net	4,102	4,123
Right-of-use asset	8,281	8,606
Other noncurrent assets	1,437	1,393
Total assets	$74,467	$100,444
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,250	$1,866
Accrued expenses and other current liabilities	3,228	3,525
Deferred revenue, current	7,267	8,343
Total current liabilities	12,745	13,734
Long-term debt, net	16,730	16,589
Lease liability, noncurrent	7,696	7,959
Other noncurrent liabilities	656	656
Total liabilities	$37,827	$38,938

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 88,096,694 issued and outstanding, June 30, 2021; 87,651,352 issued and outstanding, December 31, 2020	9	9
Additional paid-in capital	169,337	167,379
Accumulated other comprehensive income	5	83
Accumulated deficit	(132,711)	(105,965)
Total stockholders' equity	36,640	61,506
Total liabilities and stockholders’ equity	$74,467	$100,444

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$79	$4,847	$1,076	$14,030
Total revenue	79	4,847	1,076	14,030
Operating expenses:
Research and development expense	10,843	7,008	21,105	13,083
General and administrative expense	3,098	2,229	5,990	4,803
Total operating expenses	13,941	9,237	27,095	17,886
Operating loss	(13,862)	(4,390)	(26,019)	(3,856)
Other (expense) income, net:
Dividend income	2	4	3	43
Interest income	43	267	131	627
Interest expense	(450)	—	(859)	(128)
Other (expense) income, net	(2)	(192)	(2)	153
Total other (expense) income, net	(407)	79	(727)	695
Net loss before provision for income taxes	(14,269)	(4,311)	(26,746)	(3,161)
Provision for income taxes	—	—	—	—
Net loss	$(14,269)	$(4,311)	$(26,746)	$(3,161)

Basic and diluted loss per common share	$(0.16)	$(0.05)	$(0.30)	$(0.04)
Weighted-average basic and diluted common shares outstanding	88,043,447	87,174,533	87,948,440	87,126,847